Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF CHANGE
OF REGISTERED AGENT AND/OR
REGISTERED OFFICE
OF
NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following is a true copy of a resolution adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 133 of the General Corporation Law of the State of Delaware:

RESOLVED, that the location of the Registered Office of the Corporation within the State of Delaware shall be, and the same hereby is, Corporation Trust Center 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is the Corporation Trust Company.

IN WITNESS WHEREOF, this Certificate of Change of Registered Agent and Registered Office has been executed by a duly authorized officer of the Corporation on this 24th day of August, 2011.

New Mountain Finance Corporation

By:	/s/ Paula A. Bosco
Name:	Paula A. Bosco
Title:	Chief Compliance Officer and Secretary